Chief Executive Officer Employment Agreement

This Chief Executive Officer Employment Agreement (“Agreement”) is

entered into as of January 10, 2008 (the “Effective Date”), by and between LifeVantage Corporation, a Colorado corporation, (the “Company”) and DAVID W. BROWN, (“Employee”).

1. TERM.

(a) The Company hereby employs Employee and Employee hereby accepts employment pursuant to the terms and provisions of this Agreement for the period commencing on the Effective Date, and ending December 31, 2010, unless this Agreement is earlier terminated as hereinafter provided. Upon expiration of this Agreement Employee’s status shall be one of at-will employment.

(b) The term of this agreement shall be extended by an additional term of one year (a “Renewal Term”) unless no fewer than 180 days before the expiration of the Initial Term or any Renewal Term the Company gives Employee written notice that the Agreement shall not be extended beyond the expiration of the Initial Term or any Renewal Term.

(c) At all times during the term of this Agreement, Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations, including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

2. TITLES; POSITIONS.

(a) Employee shall serve as President and Chief Executive Officer of the Company. Employee’s duties shall be the usual and customary duties of the offices in which Employee serves. Employee shall report solely to the Company’s Board of Directors (the “Board”).

(b) It is agreed that as soon as practicable following the Effective Date Employee shall be appointed to fill a vacancy on the Board, and that Employee shall be nominated for election by the shareholders as a Director at the first annual meeting of shareholders held thereafter. If elected by the shareholders at that meeting, and so long as Employee continues to meet the standards required of a Director, Employee shall continue to be nominated for election as a Director at each subsequent annual meeting of shareholders during the term of Employee’s employment with the Company.

3. COMPENSATION.

(a) Base Salary. The Company agrees to pay Employee a base salary at the rate of $20,000 per month, payable in equal installments on regularly scheduled Company pay dates as they may be adjusted from time to time.

(b) Annual Bonus. The Company shall provide Employee an opportunity to earn an annual bonus based upon participation in the Company’s applicable bonus plan as it may or may not exist from time to time. Employee acknowledges that currently all bonuses are discretionary. However, and notwithstanding the foregoing, (i) it is agreed that during the term of this Agreement Employee shall have a target annual bonus opportunity equal to 75% of Employee’s annual Base Salary paid in the pertinent year, based upon the achievement of realistic performance goals determined by the Board and/or its compensation committee in consultation with Employee, and (ii) realistic performance goals for Employee’s 2008 bonus shall be determined by the Board and/or its compensation committee in consultation with Employee no later than sixty days after the Effective Date.

(c) Long Term Incentive.

(i) As soon as administratively practicable following the Effective Date, the Company shall grant Employee the following options (collectively, the “Options”) to purchase shares of the common stock of the Company (“Stock”):

A. One option to purchase 150,000 shares of Stock, which option shall have a term of 10 years and an exercise price equal to the “Fair Value of the Stock on the Date of the Grant” (which for purposes of this Agreement shall mean an amount equal to the closing price on January 10, 2008), and shall be fully vested on the Effective Date;

B. One option to purchase 450,000 shares of Stock, which option shall have a term of 10 years and an exercise price equal to the Fair Value of the Stock on the Date of the Grant and shall vest as to 37,500 shares on the final day of each of the first through the twelfth months of the first year of the term of this Agreement;

C. One option to purchase 450,000 shares of Stock, which option shall have a term of 10 years and an exercise price of $.50 per share, and shall vest as to 37,500 shares on the final day of each of the thirteenth through the twenty-fourth months of the Initial Term; and

D. One option to purchase 450,000 shares of Stock, which option shall have a term of 10 years and an exercise price of $.75 per share, and shall vest as to 37,500 shares on the final day of each of the twenty-fifth through the thirty-sixth months of the Initial Term.

(ii) The parties acknowledge and agree that as of the Effective Date there were outstanding certain warrants to purchase 5,966,866 shares of Stock that expire on April 18, 2008 (the “Warrant Expiration Date”), and carry an exercise price of $.30 per share (the “Warrants”). As soon as administratively practicable following the Effective Date, the Company shall grant Employee one option (the “Special Option”) to purchase 300,000 shares of Stock, which option shall have a term of 10 years and an exercise price of $.30 per share. As of the Warrant Exercise Date the Special Option shall vest as to the number of Shares that is equal to 300,000 multiplied by a fraction in which the denominator is 5,966,866 and the numerator is the number of shares of Stock as to which the Warrants were exercised on or before the Warrant Expiration Date, which number of shares shall be rounded up to the next whole number. As of the Warrant Expiration Date the Special Option shall terminate as to all Shares as to which it did not vest pursuant to the preceding sentence.

(iii) Every Option and Special Option granted to Employee under this Section 3 shall be governed by the terms and conditions of the LifeVantage Corporation 2007 Long-Term Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit B, and the Company’s standard form of a written equity award agreement. A copy of which is attached as Exhibit C, and shall, to the extent permitted by the Plan and applicable law, be granted on terms reasonably determined by the Company to be most favorable to Employee from a tax efficiency standpoint.

(iv) Commencing on the Effective Date, the Company shall provide Employee an opportunity to participate in the Company’s applicable stock purchase plan as it may or may not exist from time to time.

4. EXPENSES AND BENEFITS.

(a) Reasonable and Necessary Expenses. In addition to the compensation provided for in Section 3, the Company shall reimburse Employee for all expenses reasonably, customarily and necessarily incurred by Employee in the performance of Employee’s duties hereunder. Employee shall account for such expenses in accordance with the policies and procedures set by the Company from time to time for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision and direction of the Company.

(b) Paid Time Off. Employee shall accrue paid time off (“PTO”) in accordance with the terms and conditions of the Company’s policies, as may be modified from time to time, at the most favorable rate offered by the Company to any of its senior executives other than Employee; provided that such PTO shall cease accruing at any time at which Employee has accrued the amount that he is eligible to earn during one calendar year pursuant to the preceding sentence (the “Maximum Accrual”), and shall not accrue further until Employee’s accrued balance is reduced to less than the Maximum Accrual. PTO may be taken any time during the year, provided that Employee shall cooperate with the Board concerning the timing of his PTO so as to ensure the orderly operation of the Company’s business. The Company reserves the right to pay Employee for unused, accrued benefits in lieu of providing time off.

(c) Insurance. During Employee’s employment with the Company pursuant to this Agreement, the Company shall provide for Employee and Employee’s family to participate in the Company’s health insurance and disability insurance plans as the same may be modified from time to time, all on the same terms and conditions generally applicable to the Company’s other senior executives.

(d) Retirement. Employee shall be permitted to participate in the Company’s 401(k) retirement investment plan, employee stock purchase plan and executive deferred compensation plan pursuant to the terms of such plans, as the same may be implemented, modified or terminated from time to time, to the extent such plans are offered generally from time to time to the Company’s other senior executives.

(e) Estate Planning and Other Perquisites. To the extent the Company from time to time provides its senior executives generally with tax and estate planning and related services or any other material perquisites or personal benefits, such services and perquisites shall be made available to Employee on the same terms and conditions offered to the Company’s other senior executives.

(f) Temporary Living Expenses. For a reasonable period of time commencing on the Effective Date and ending no later than June 1, 2008, the Company shall provide Employee with the benefits specified in this Section 4(f):

(i) The Company shall provide reasonable lodging for Employee near the Company’s headquarters in Greenwood Village, Colorado;

(ii) The Company shall provide for Employee’s use an automobile for use while in Colorado;

(iii) The Company shall reimburse Employee for the actual and reasonable cost of air travel for Employee between San Diego and Denver.

(g) The Company shall pay, or at its option reimburse Employee for, the costs reasonably and necessarily associated with Employee’s relocation of his residence to the Denver, Colorado metropolitan area, including packing and transporting household goods and transportation for Employee’s vehicle(s) and members of his immediate family; provided that such paid or reimbursed expenses shall not in any event include any brokerage commissions relating to the purchase or sale of any residence, any loan assistance, or temporary lodging or local transportation (except as provided under Section 5(f), above).

5. Taxes. Employee acknowledges that Employee is responsible for all taxes related to Employee’s compensation except for those taxes for which the Company is obligated to pay under applicable law or regulation, or as provided in Sections 4(f) and 9(c) of this Agreement. Employee agrees that the Company may withhold from Employee’s compensation any amounts that the Company is required to withhold under applicable law or regulation.

6. Termination

(a) Termination by the Company Without Substantial Cause or by Employee for Good Reason.

(i) Employee’s employment under this Agreement may be terminated by the Company at any time without Substantial Cause, or by Employee for Good Reason.

(ii) For purposes of this Agreement, “Substantial Cause” shall mean:

(A) Employee’s continued failure to substantially perform Employee’s duties after a written demand for substantial performance has been delivered to Employee by the Board;

(B) Employee’s material breach of this Agreement that is not cured to the reasonable satisfaction of the Board within thirty (30) days after delivery of written notice describing the breach;

(C) Employee’s misconduct, including but not limited to, use or possession of illegal drugs during work, material violation of an written company policy or procedure, and/or any other act or failure to act that is damaging or detrimental in a significant manner to the Company, all as reasonably determined by the Board;

(D) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony;

(E) Employee’s failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board or any governmental or regulatory agency entity;

(F) Employee’s failure to maintain eligibility to serve in the capacities contemplated by this Agreement in accordance with any applicable law or regulation; or

(G) the Board’s reasonable determination, communicated to Employee in writing, that Employee’s acts or omissions in any prior employment and/or the legal ramifications of such acts or omissions seriously impair Employee’s ability to lead the Company and/or the Company’s reputation or other material business interests.

(iii) For purposes of this Agreement, “Good Reason” shall mean a material breach of this Agreement by the Company that is not cured to the reasonable satisfaction of Employee within thirty (30) days after delivery of written notice describing the breach; provided that Employee shall give such written notice no later than 90 days following the occurrence of the condition that is the basis of the notice of breach.

(iv) In the event of a termination by the Company without Substantial Cause or by Employee for Good Reason, Employee shall be entitled to receive all compensation (including PTO) accrued and unpaid as of the effective date of termination (the “Termination Date”), together with a “Severance Benefit” consisting of:

(A) the acceleration of the vesting of all unvested stock-based long term incentive compensation granted to Employee pursuant to this Agreement, whether in the form of options, restricted stock, performance shares, stock appreciation rights or otherwise constituted (collectively, “Incentive Awards”); and

(B) the payment (or, at the Company’s option, reimbursement of Employee for the cost) of premiums associated with the continuation of the coverage of Employee and, if applicable, Employee’s dependants as permitted by COBRA until the earlier of the last day of the eighteenth month following the Termination Date or the date on which Employee become eligible for coverage under another Employer’s welfare benefit plans for coverage that is not materially less favorable to Employee than that offered by the Company immediately before the Termination Date; provided that such benefits continuation payments shall be conditioned upon Employee’s timely COBRA election and provided further that such benefits continuation payments shall be based on Employee’s benefit elections as of the time immediately preceding the Termination Date; and

(C) an additional sum in an amount determined as follows, which sum shall be payable in cash in equal installments on the same pay schedules in effect on the Termination Date over a period of twenty-four (24) months from the Termination Date:

(1) If the Termination Date is before the first anniversary of the Effective Date, then the additional sum shall be an amount equal to Employee’s then-current base salary; and

(2) If the Termination Date is on or after the first anniversary of the Effective Date, then the additional sum shall be an amount equal to: (x) Employee’s then current annual base salary; and (y) the actual annual bonus paid to Employee for the year before the year of termination; and

(v) no other severance or benefit of any kind.

(b) Termination by the Company for Substantial Cause or by Employee Without Good Reason. Employee’s employment under this Agreement may be terminated immediately and at any time by the Company for Substantial Cause or by Employee without Good Reason. In the event of such a termination, Employee shall be entitled to receive:

(i) any compensation (including PTO) accrued and unpaid as of the date of termination; and

(ii) no other severance or benefit of any kind.

(c) Termination Due to Permanent Disability.

(i) Subject to all applicable laws, Employee’s employment under this Agreement may be terminated immediately by the Company in the event Employee suffers from Permanent Disability. For purposes of this Agreement “Permanent Disability” shall have the same meaning as the substantially equivalent term set forth in the Company’s then-current long-term disability policy, or, in the event that at the relevant time the Company has no long-term disability insurance plan in place for its senior executives, then the term shall mean Employee’s failure to perform or being unable to perform all or substantially all of Employee’s duties under this Agreement for a continuous period of more than six (6) months on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three qualified physicians, one of which has been selected by the Company, one of which has been selected by Employee, and one of which has been selected by the two other physicians jointly.

(ii) In the event of a termination by the Company due to Employee’s Permanent Disability, Employee shall be entitled to payment of any compensation (including PTO) accrued and unpaid as of the Termination Date, together with a “Disability Termination Severance Benefit” consisting of:

(A) the immediate vesting, effective as of the Termination Date, of all Incentive Awards held by Employee that would have vested had Employee remained employed pursuant to this Agreement for a period of six (6) months following the Termination Date;

(B) the payment (or, at the Company’s option, reimbursement of Employee for the cost) of premiums associated with the continuation of the coverage of Employee and, if applicable, Employee’s dependants as permitted by COBRA until the earlier of the one year anniversary of Termination Date or the date on which Employee become eligible for coverage under another Employer’s welfare benefit plans for coverage that is not materially less favorable to Employee than that offered by the Company immediately before the Termination Date; provided that such benefits continuation payments shall be conditioned upon Employee’s timely COBRA election and provided further that such benefits continuation payments shall be based on Employee’s benefit elections as of the time immediately preceding the Termination Date; and

(C) a cash sum equal to the sum of (x) Employee’s base salary at the rate in effect immediately before the Termination Date; plus (y) Employee’s target annual bonus opportunity for the year of termination pro rated for service through the Termination Date; which sum shall be payable in equal installments during the six (6) months following the Termination Date; and

(D) no other severance or benefit of any kind.

(iii) The Company shall be entitled to reduce the amount payable to Employee pursuant to Section 6(c)(ii)(C), above, by an amount equal to the benefits received by Employee pursuant to disability or other insurance, or similar sources, pursuant to any Company-sponsored benefit plan, program or policy.

(d) If the Company gives Employee written notice that this Agreement shall not be extended beyond the expiration of the Initial Term or any Renewal Term, as and when specified in Section 1(b), above, and the Employee thereafter resigns his employment with the Company effective before or as of the date on which the term of this Agreement expires, then Employee shall be entitled to receive all compensation (including PTO) accrued and unpaid as of the date of termination, together with a “Nonrenewal Severance Benefit” consisting of:

(i) a cash payment equal to 6 months’ of Employee’s then-current base salary, which sum shall be payable in equal installments on the same pay schedule as in effect as of the Termination Date over a period of twelve (12) months from the Termination Date; and

(ii) payment (or, at the Company’s option, reimbursement of Employee for the cost) of premiums associated with the continuation of the coverage of Employee and, if applicable, Employee’s dependants as permitted by COBRA until the earlier of the last day of the sixth month following the Termination Date or the date on which Employee become eligible for coverage under another Employer’s welfare benefit plans for coverage that is not materially less favorable to Employee than that offered by the Company immediately before the Termination Date; provided that such benefits continuation payments shall be conditioned upon Employee’s timely COBRA election and provided further that such benefits continuation payments shall be based on Employee’s benefit elections as of the time immediately preceding the Termination Date; and

(iii) no other severance or benefit of any kind.

(e) Termination by Mutual Agreement of the Parties. Employee’s employment pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the parties. Any such termination of employment shall have the consequences specified in such agreement.

(f) Pre-Termination Rights. The Company shall have the right, at its option, to require Employee to vacate Employee’s office or otherwise remain off the Company’s premises and to cease any and all activities on the Company’s behalf without such action constituting a termination of employment or a breach of this Agreement.

(g) Other. Except for the amounts specifically provided pursuant to this Section 6, Employee shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, or other severance benefits upon termination of employment. The amounts payable to Employee pursuant to these Sections shall not be treated as damages, but as compensation to which Employee may be entitled by reason of termination of employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Employee pursuant to this Section 6 any amounts earned by Employee in other employment after termination of Employee’s employment with the Company pursuant to this Agreement, or any amounts which might have been earned by Employee in other employment had Employee sought such other employment. The provisions of this Section 6 shall not limit Employee’s rights under or pursuant to any other agreement or understanding with the Company regarding any pension profit sharing, insurance or other employee benefit plan of the Company to which Employee is entitled pursuant to the terms of such plan.

(h) Notwithstanding any other provision of this Agreement, the Company’s obligation to provide Employee with any Severance Benefit, Disability Termination Severance Benefit or Nonrenewal Severance Benefit shall be conditioned upon the execution (and, if applicable, non-revocation) by Employee, or to the extent necessitated by Employee’s disability, then by Employee’s legal representative, of a legal release in a form reasonably specified by the Company and drafted so as to ensure a final, complete and enforceable release of all claims that Employee has or may have against Company relating to or arising in any way from Employee’s employment with Company and/or the termination thereof, and complete and continuing confidentiality of Company’s proprietary information and trade secrets and the continuing enforcement of any restrictive covenants relating to unfair competition and/or unfair solicitation that were in effect between the Company and Employee before the Termination Date.

(i) Notwithstanding any other provision of this Agreement, to the extent necessary to avoid application of the 20% penalty tax under Section 409A, payment of any Severance Benefit, Disability Termination Severance Benefit or Nonrenewal Severance Benefit shall be delayed for six months following the Termination Date, and the first payment shall make up for any missed payment.

7. Other Employee Duties and Obligations.

In addition to any other duties and obligations set forth in this Agreement, Employee shall be obligated as follows:

(a) Compliance with Company Policy. Employee shall be required to comply with all policies and procedures of the Company as such shall be adopted, modified or otherwise established by the Company from time to time, including but not limited to the Company’ Code of Conduct.

(b) Trade Secrets and Confidential Information.

(i) As used in this Agreement, the term “Trade Secrets and Confidential Information” means information, whether written or oral, regardless of whether it is suitable to be patented, copyrighted and/or trademarked, that Employee observes or receives from the Company and/or its affiliates (collectively, “Company Entities”), either directly or indirectly, during Employee’s employment with the Company, and shall include, without limitation: all concepts, ideas, plans, strategies, processes, products, formulae, techniques, designs, inventions and innovations relating to or arising from the business of any Company Entity; and all third party information that any Company Entity has agreed to keep confidential. “Trade Secrets and Confidential Information” shall also specifically include all concepts, ideas, plans, strategies, processes, products, formulae, techniques, designs, inventions and innovations that Employee develops during Employee’s employment with the Company and that relate to or arise from the business of any Company Entity or were developed based on or in whole or part in reliance on any Company Entity’s time, resources or personnel, all of which Employee hereby assigns to the Company. “Trade Secrets and Confidential Information” shall not, however, include any information that has entered the public domain other than by means of Employee’s wrongful act or omission.

(ii) While employed by the Company, Employee will have access to and become familiar with Trade Secrets and Confidential Information. Employee acknowledges that Trade Secrets and Confidential Information are owned and shall continue to be owned solely by the Company and/or its affiliates. Employee shall not, at any time, whether during or subsequent to Employee’s employment by any Company Entity, directly or indirectly: (A) use or disclose Trade Secrets and Confidential Information for any purpose or divulge the same to any person other than the Company or persons with respect to whom the Company has given its written consent, unless Employee is compelled to make disclosure by governmental process; or (B) accept any employment that inevitably will result in the use or disclosure of Trade Secrets and Confidential Information other than as permitted by this Agreement. In the event Employee believes that Employee is legally required to disclose any Trade Secrets or Confidential Information, Employee shall give reasonable notice to the Company prior to disclosing such information and shall assist the Company, at the Company’s sole cost and expense, in taking such legally permissible steps as are reasonable and necessary to protect the Trade Secrets or Confidential Information, including, but not limited to execution by the receiving party of a non-disclosure agreement in a form acceptable to the Company.

(iii) Employee agrees to execute such secrecy, non-disclosure, patent, trademark, copyright and other proprietary rights agreements, if any, as the Company may from time to time reasonably require.

(iv) The provisions of this subsection 7(b) shall survive the termination or expiration of this Agreement, and shall be binding upon Employee in perpetuity.

(c) Non-Disparagement. While employed by the Company, and for one (1) year thereafter, Employee shall not in any way undertake to harm, injure or disparage the Company, its officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them.

(d) Surrender of Equipment, Books and Records. Employee understands and agrees that all equipment, books, records, customer lists and documents connected with the business of the Company and/or its affiliates are the property of and belong to the Company. Under no circumstances shall Employee remove from the Company’s facilities any of the Company’s and/or its affiliates’ equipment, books, records, documents, lists or any copies of the same without the Company’s permission, nor shall Employee make any copies of the Company’s and/or its affiliates’ books, records, documents or lists for use outside the Company’s office except as specifically authorized by the Company. Upon termination of Employee’s employment with the Company or the Company’s earlier request, Employee shall return to the Company , and not retain copies of, all equipment, books, records, documents and customer lists belonging to any Company Entity.

(e) Conflicting Activities. During the term of this Agreement, Employee shall not engage in any activity that conflicts with, appears to conflict with, or is detrimental or appears to be detrimental to Company’s best interests, as reasonably determined by Company.

(f) Unfair Competition.

(i) Covenants. During Employee’s employment with Company and for a period of six months after the Termination Date (the “Restricted Period”), Employee shall not, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with Company within the United States and all other countries in which LifeVantage has, as of the effective date of the termination of Employee’s employment, a registered patent and/or any active business activity (the “Protected Region”) in: (i) the antioxidant segment of the nutraceutical industry; or (ii) any other line of business in which Company was engaged at any time during Employee’s employment with Company; or (iii) any other line of business into which Company, during Employee’s employment with Company, formed an intention to enter into. This covenant shall not prohibit Employee from owning less than two percent of the securities of any competitor of Company, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

(ii) Acknowledgments. Employee acknowledges that the foregoing time limitation and geographic restriction on competition is fair and reasonable, given the nature and geographic scope of Company’s business operations and the nature of Employee’s position with Company. Employee also acknowledges that while employed by Company, Employee will have access to information that would be valuable or useful to Company’s competitors, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee’s standard of living may be reduced during the Restricted Period, and assumes and accepts any risk associated with that possibility.

(iii) Acknowledgments of Law. Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to: ....

(b) Any contract for the protection of trade secrets; ....

(d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Employee acknowledges that this agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Trade Secrets and Confidential Information identified above and that Employee is an executive or manager, or professional staff to an executive or manager, within the meaning of § 8-2-113(2)(d).

(g) Non-Solicitation. During the Restricted Period, Employee shall not without Company’s prior written consent, directly or indirectly:

(i) cause or attempt to cause any employee, agent or contractor of Company or any Company affiliate to terminate his or her employment, agency or contractor relationship with Company or any Company affiliate; or interfere or attempt to interfere with the relationship between Company and any employee, agent or contractor; or hire or attempt to hire any employee, agent or contractor of Company or any Company affiliate; or conduct business of any kind with any Company employee, agent or contractor.

(ii) interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which Company or any affiliate was involved at any point during Employee’s employment with Company.

8. RIGHTS UPON A CHANGE IN CONTROL.

(a) Notwithstanding anything in this Agreement to the contrary, if upon or at any time during the term of this Agreement there is a Termination Event (as defined below) that occurs within one (1) year following any Change in Control (as defined in Exhibit A), then Employee shall be treated as if Employee had been terminated by the Company without Substantial Cause pursuant to Section 6(a).

(b) For purposes of this Agreement a “Termination Event” shall mean the occurrence of any one or more of the following:

(i) the termination of this Agreement without the execution by the Employee and the Company or a successor to the Company of an agreement containing substantially similar terms and conditions;

(ii) the Company’s failure to remedy its material breach of this Agreement to Employee’s reasonable satisfaction within 30 days after receiving written notice thereof;

(ii) a failure by the Company to obtain the assumption of this Agreement by any successor to the Company or any assignee of all or substantially all of the Company’s assets or business or the execution by the Employee and any successor to the Company of an agreement containing substantially similar terms and conditions;

(iii) the Company’s failure to remedy to Employee’s reasonable satisfaction within 30 days after receiving written notice of any material diminishment in the title, position, duties, responsibilities or status that Employee had with the Company, as a publicly traded entity,  immediately prior to the Change in Control; provided that a mere “going private” transaction following which the Company is not publicly traded but after which Employee remains as the Company’s Chief Executive Officer and retains substantially the same duties and, responsibilities as he had before the transaction shall not constitute a “Termination Event” for purposes of this Agreement;

(iv) the Company’s failure to remedy to Employee’s reasonable satisfaction within 30 days after receiving written notice of any failure to pay or material reduction in the overall, total value of the pay, perquisite and benefit package available to Employee (including without limitation compensation, reimbursable expenses, stock options, incentive programs, or other benefits or perquisites) provided to Employee under the terms of this Agreement or any other agreement or understanding between the Company and Employee, or pursuant to the Company’s policies and past practices as of the date immediately prior to the Change in Control; provided that the parties recognize that components may be change or values shifted from category to category; or

(v) any assignment to Employee of duties that would make it unreasonably difficult for Employee to maintain his principal residence in the Denver, Colorado metropolitan area.

9. MISCELLANEOUS.

(a) Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company and shall be freely assignable by the Company to any affiliate or to any purchaser of all or substantially all of the assets of the Company. Employee shall have no right to assign Employee’s rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Employee.

(b) Entire Understanding. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and no other representations, warranties or agreements whatsoever as to that subject matter have been made by Employee or the Company. This Agreement shall not be modified, amended or terminated except by another instrument in writing executed by the parties hereto. This Agreement replaces and supersedes any and all prior understandings or agreements between Employee and the Company regarding its subject matter.

(c) Notices. Any notice, request, demand, or other communication required or permitted hereunder, shall be deemed properly given when actually received or within five (5) days of mailing by certified or registered mail, postage prepaid, to Employee at the residential address currently on file with the Company, and to the Company at:

Company: LifeVantage Corporation

6400 South Fiddlers Green Circle

Suite 1970

Greenwood Village, CO 80111

or to such other address as Employee or the Company may from time to time furnish, in writing, to the other.

(d) Headings. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(e) Waiver. Failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

(f) Applicable Law. This Agreement shall constitute a contract under the laws of the State of Colorado without regard to conflict of law principles.

(g) Severability. In the event any provision or provisions of this Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

(h) Advertising Waiver. While employed by the Company and for a reasonable time thereafter, Employee agrees to permit every Company Entity, and persons or other organizations authorized by every Company Entity, to use, publish and distribute advertising or sales promotional literature concerning the products of any Company Entity, or the machinery and equipment used in the manufacture thereof, in which Employee’s name and/or pictures of Employee taken in the course of Employee’s provision of services to any Company Entity, appear. Employee hereby waives and releases any claim or right Employee may otherwise have arising out of such use, publication or distribution.

(i) Counterparts. This Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

(j) Construction. Headings in this agreement are for convenience only and shall not control the meaning of this agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this agreement, and each has had a full opportunity to negotiate the agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this agreement should be construed against the agreement’s drafter, and agree that this agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

(k) Disputes. All disputes arising under or relating to this Agreement shall be tried only in the federal or state courts situated in the Denver, Colorado, metropolitan area. The parties hereby irrevocably submit to the jurisdiction of such courts for all purposes relating to this Agreement. In any such action, the party substantially prevailing therein shall recover its costs and expenses, including reasonable attorneys’ fees.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the date first written above.

EMPLOYEE	COMPANY LifeVantage Corporation,

a Colorado corporation

/s/ David W. Brown	/s/ James D. Crapo
David W. Brown	By: Dr. James D. Crapo Its: Chairman of the Board

EXHIBIT A

CHANGE IN CONTROL

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

1. Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its affiliates and any employee benefit or stock ownership plan of the Company or its affiliates and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50%  or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

2. Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

3. Consummation by the Company of the sale or other disposition by the Company of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than: (a) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or(b) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

4. Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of liquidation of the Company.